Exhibit (d)(10)(iii)
Schedule A to
Sub-Advisory Agreement
Revised as of July 1, 2014

	Annual Fee Rate (stated as
	a percentage of the Fund's
Fund	average daily net assets)	Effective Date
AllianzGI Best Styles Global Equity Fund	0.20%	12/02/13
AllianzGI China Equity Fund	0.715%	6/04/10
AllianzGI Convertible Fund	0.37%	3/31/10
AllianzGI Global Fundamental Strategy Fund	0.49%	7/01/13
AllianzGI Global Managed Volatility Fund	0.26%	12/19/11
AllianzGI Global Water Fund	0.54%	3/31/08
AllianzGI High Yield Bond Fund	0.31%	3/31/10
AllianzGI International Small-Cap Fund	0.65%	7/16/12
AllianzGI Micro Cap Fund	0.81%	3/31/10
AllianzGI Multi-Asset Real Return Fund	0.45%	12/17/12
AllianzGI Retirement 2015 Fund	0.05%	9/01/11
AllianzGI Retirement 2020 Fund	0.05%	9/01/11
AllianzGI Retirement 2025 Fund	0.05%	12/19/11
AllianzGI Retirement 2030 Fund	0.05%	9/01/11
AllianzGI Retirement 2035 Fund	0.05%	12/19/11
AllianzGI Retirement 2040 Fund	0.05%	9/01/11
AllianzGI Retirement 2045 Fund	0.05%	12/19/11
AllianzGI Retirement 2050 Fund	0.05%	9/01/11
AllianzGI Retirement 2055 Fund	0.05%	12/19/11
AllianzGI Retirement Income Fund	0.05%	9/01/11
AllianzGI Short Duration High Income Fund	0.29%	9/22/11
AllianzGI Structured Return Fund	0.40%	7/01/14
AllianzGI Ultra Micro Cap Fund	0.98%	3/31/10
AllianzGI U.S. Equity Hedged Fund	0.455%	12/10/12
AllianzGI U.S. Small-Cap Growth Fund	0.59%	3/31/10

	Annual Fee Rate (stated as a percentage of
	the Fund’s average daily net assets
	attributable to the noted asset classes)			Effective Date
	Affiliated	Unaffiliated	Other
Fund	Funds	Funds	Investments
AllianzGI Global Allocation Fund	0.15%	0.15%	0.60%	4/20/09
AllianzGI Global Growth Allocation Fund	0.15%	0.15%	0.60%	4/20/09
For these purposes:
Schedule A to Sub-Advisory Agreement

“Affiliated Funds” means any Covered Funds (defined below) for which the Manager or an affiliated person of the Manager serves or acts as an investment adviser.
“Unaffiliated Funds” means any Covered Funds other than Affiliated Funds.
“Other Investments” means any portion of the Fund’s average daily net assets not invested in Affiliated Funds or Unaffiliated Funds (including, without limitation, direct investments in securities other than shares of Covered Funds, net assets attributable to derivatives investments, and cash and cash equivalents).
“Covered Fund” means any “investment company” (as defined in the 1940 Act) or any entity that would be an “investment company” under the 1940 Act but for the exceptions to that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act.
[Signature page follows]
Schedule A to Sub-Advisory Agreement

     IN WITNESS WHEREOF, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC and ALLIANZ GLOBAL INVESTORS U.S. LLC have each caused this Schedule A to Sub-Advisory Agreement to be signed in its behalf by its duly authorized representative, on this 23rd day of June, 2014.

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC
By:	/s/Julian Sluyters
Name:	Julian Sluyters
Title:	Managing Director

ALLIANZ GLOBAL INVESTORS U.S. LLC
By:	/s/ Julian F. Sluyters
Name:	Julian F. Sluyters
Title:	Managing Director

Schedule A to Sub-Advisory Agreement – Signature Page